Exhibit 99.1


Bayer Invests $17.4 Million in PharmaNetics

Companies Will Develop Future Near Patient Testing Products
Bayer Increases Ownership Position to Over 19%

TARRYTOWN, N.Y. & RALEIGH, N.C.--(BW HealthWire)--April 24, 2001-- PharmaNetics (Nasdaq/NM:PHAR - news) and Bayer Corporation announced today that Bayer has increased its equity ownership from approximately 7% to 19.9% of PharmaNetics' outstanding voting shares. Under the agreement, Bayer will invest $17.4 million for 1,450,000 newly issued common stock shares at a price of $12 per share.

This investment enhances the position of both companies in the diagnostics market. Along with the investment, the agreements signed today expand the distribution agreement with PharmaNetics to include its Theranostic tests as part of Bayer Diagnostics' critical care product offering and removes certain purchase requirements for the routine tests. In the United States, Bayer retains exclusive rights from PharmaNetics to sell and market routine coagulation products. PharmaNetics will be primarily responsible for sales, marketing, and technical support activities for Theranostic products in the United States. Bayer acquires non-exclusive rights in the U.S. for Theranostic products and in exchange for a service fee will provide PharmaNetics with administrative services for billing, collections and phone support. Bayer retains exclusive rights from PharmaNetics to sell and market Theranostic products outside the United States. PharmaNetics and Bayer will broadly coordinate commercial activities to leverage each other's resources and expertise to best serve market needs. In addition, both parties will work in direct collaboration with PharmaNetics' established pharmaceutical partners to establish the value of Theranostic testing on a global basis.

PharmaNetics' President, John Funkhouser, said, "This investment represents a significant financial and strategic commitment on the part of both companies to develop a new diagnostic market segment called Theranostics. Theranostics is aimed at matching diagnostic tests with a specific drug designed to aid the physician in making therapeutic decisions."

About Theranostics

PharmaNetics has a technology platform that allows physicians to determine patient therapy involving certain drugs that affect coagulation by providing rapid testing results on the biological effects of the drug. Depending on the application, the tests can act to screen for certain patient subsets, manage dosing, monitor therapy or determine efficacy. The integration of rapid diagnostic testing and drug therapy is what PharmaNetics calls Theranostics. As health care delivery systems continue to change, more diagnostic activity will occur at the point of patient care. According to Fran Tuttle, Senior Vice President of Bayer Diagnostics' Near Patient Testing (NPT) Segment, "Strengthening our partnership with PharmaNetics is further demonstration of our commitment to provide innovative solutions to clinicians in point of care settings in the hospital. We consider PharmaNetics a center of excellence for coagulation testing. Their product line and expertise complements Bayer's existing product lines. We are excited to have the opportunity to participate in developing the Theranostic market with PharmaNetics." The estimated annual growth rate of the Theranostics market is projected to be greater than 20% through 2009.

Background Information

PharmaNetics, Inc. is a leader in an emerging new field of medicine that enables physicians to manage coagulation parameters of patients for treatment of angina, myocardial infarction (heart attack), stroke, and pulmonary and arterial emboli. The Company's proprietary diagnostic platform generates rapid feedback on blood clot formation and dissolution. The Company has collaborations with a number of major pharmaceutical companies, including Aventis, AstraZeneca and Knoll, to develop Theranostic tests for specific compounds being developed by these corporations.

With more than 7,300 employees worldwide and 2000 sales greater than $1.8 billion, Bayer Diagnostics (www.bayerdiag.com), based in Tarrytown, New York, USA, is one of the largest diagnostic businesses in the world. The organization supports customers in 100 countries through an extensive portfolio of central, self-testing, nucleic acid and near patient care diagnostics systems and services for use in the assessment and management of health, including the areas of cardiovascular and kidney disease, oncology, virology, women's health and diabetes. Bayer Diagnostics is a part of the worldwide Bayer Group, a $29 billion international health care and chemicals group based in Leverkusen, Germany. Bayer Diagnostics' global headquarters in the United States operates as part of Bayer Corporation of Pittsburgh, a research-based company with major businesses in health care, life sciences and chemicals.

This press release contains forward-looking statements regarding future events and the future performance of PharmaNetics that involve risks and uncertainties such as risks related to market acceptance, clinical trials and dependence on third-party distributors and collaborative partners that could cause actual results to differ materially form those projected in the forward-looking statements. Information concerning these and other of the factors that could cause results to differ materially from those in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission, including Form 10-K, Form 10-Q and Form 8-K reports.